UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

US LEC CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-24061	56-2065535
(Commission File Number)	(IRS Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 319-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Company has amended the compensation arrangements for the Company’s Board of Directors. The following is a summary of the material terms of the compensation arrangements, as amended, which will be effective in 2005.

The Company will pay directors who are not employed by or providing assistance to the Company pursuant to a consulting agreement (an “outside director”) an annual retainer of $20,000. The Chair of the Audit Committee will receive an additional annual retainer in the amount of $10,000; the Chair of the Compensation Committee will receive an additional annual retainer of $5,000. Each outside director also will continue to receive $1,000 for participating in a board meeting and $500 for participating in a committee meeting. In addition, the Company annually will grant options for 5,000 shares of Class A common stock to Class A outside directors. The options will be granted upon their election to the board following each annual meeting of shareholders, will be fully vested upon grant, will have an exercise price equal to the market value of the Class A common stock on the date of grant and will expire ten years after the date of the grant. The Company will reimburse each outside director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC CORP.

By:	/s/ Michael K. Robinson
Michael K. Robinson
Chief Financial Officer and Executive Vice President

Dated: December 23, 2004

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